Exhibit 99.1

CONTACT:	Lindsey Crabbe	FOR IMMEDIATE RELEASE
(214) 874-2339

CAPSTEAD MORTGAGE CORPORATION

ANNOUNCES FOURTH QUARTER 2020 RESULTS

DALLAS – January 27, 2021 – Capstead Mortgage Corporation (“Capstead” or the “Company”) (NYSE: CMO) today announced financial results for the quarter ended December 31, 2020.

Fourth Quarter 2020 Summary

•	Recognized GAAP net income of $23.3 million or $0.19 per diluted common share
•	Generated core earnings of $19.7 million or $0.15 per diluted common share, representing an annualized 8.8% return on common equity capital
•	Paid a $0.15 dividend per common share for the fifth consecutive quarter
•	Book value per common share decreased $0.04 to $6.76 per common share
•	Agency-guaranteed residential adjustable-rate mortgage (ARM) portfolio ended the quarter at $7.9 billion
•	Leverage ended the quarter at 7.26 times long-term investment capital

Fourth Quarter Earnings and Related Discussion

Capstead reported GAAP net income of $23.3 million or $0.19 per diluted common share for the quarter ended December 31, 2020, compared to $29.1 million or $0.25 per diluted common share for the quarter ended September 30, 2020. The Company reported core earnings of $19.7 million or $0.15 per diluted common share for the quarter ended December 31, 2020. This compares to core earnings of $19.9 million or $0.16 per diluted common share for the quarter ended September 30, 2020. See the “Non-GAAP Financial Measures” section of this release for more information on core earnings.

Yields on the Company’s portfolio of agency-guaranteed residential ARM securities averaged 1.55% during the fourth quarter of 2020, a decrease of 30 basis points from 1.85% reported for the third quarter of 2020. Yields declined due to lower coupon interest rates on acquisitions and on existing loans that reset lower based on prevailing interest rates, as well as higher yield adjustments for investment premium amortization due primarily to sustained high mortgage prepayment levels. Mortgage prepayments decreased modestly during the quarter to an average annualized constant prepayment rate (“CPR”) of 38.67%, compared to 39.97% CPR in the prior quarter. Portfolio leverage decreased to 7.26 to one at December 31, 2020 compared to 7.55 to one at September 30, 2020.

The following table illustrates the progression of Capstead’s portfolio of residential mortgage investments for the quarter and year ended December 31, 2020 (dollars in thousands):

	Quarter Ended December 31, 2020	Year Ended December 31, 2020
Residential mortgage investments, beginning of period	$8,273,190	$11,220,630
Portfolio acquisitions (principal amount)	671,809	3,061,142
Investment premiums on acquisitions	27,298	112,200
Portfolio runoff (principal amount)	(999,413)	(3,797,847)
Sales of investments (basis)	–	(2,620,297)
Investment premium amortization	(21,426)	(77,560)
(Decrease) increase in net unrealized gains on securities classified as available-for-sale	(13,906)	39,284
Residential mortgage investments, end of period	$7,937,552	$7,937,552
Decrease in residential mortgage investments during the indicated periods	$(335,638)	$(3,283,078)

Rates on Capstead’s secured borrowings, after adjusting for hedging activities, averaged 30 basis points lower at 0.37% during the fourth quarter of 2020, compared to 0.67% for the prior quarter.  Borrowing rates before hedging activities averaged 0.23% during the fourth quarter, a decline of three basis points over the prior quarter. Secured borrowings ended the quarter at $7.32 billion.

Notional amounts of secured borrowings-related interest rate swap agreements averaged $3.51 billion during the fourth quarter of 2020 with fixed swap rates averaging 0.37%. Average fixed swap rates declined 58 basis points from the prior quarter as new swaps were added to hedge acquisitions and replace higher rate swaps at fixed rates of six to 11 basis points for two- to three-year terms reflecting market expectations for a prolonged period of low short-term interest rates. At December 31, 2020, the Company held $2.97 billion notional amount of secured borrowings-related interest rate swaps with fixed rates averaging 0.04%, a decrease of $1.03 billion in notional amount and 65 basis points in rate from swaps held on September 30, 2020. The Company’s duration gap, a measure of interest rate risk, decreased from approximately four months at September 30th to three and one-half months at year-end – see page 10 for further information.

Capstead operates a highly efficient, internally-managed investment platform, particularly compared to other mortgage REITs, and has a competitive cost structure relative to a wide variety of high yielding investment vehicles. Operating costs expressed as an annualized percentage of long-term investment capital averaged 1.19% and 1.28% for the quarter and year ended December 31, 2020. As an annualized percentage of total assets, operating costs averaged 0.14% during these periods.

Book Value per Common Share

Book value per share as of December 31, 2020 was $6.76, a decrease of $0.04 for the quarter. Capstead’s investment strategy attempts to mitigate risks to book value by focusing on investments in agency-guaranteed residential mortgage pass-through securities, which are considered to have little, if any, credit risk and are collateralized by ARM loans with interest rates that reset periodically to more current levels. Because of these characteristics, the fair value of the Company’s portfolio is expected to be less vulnerable to significant pricing declines caused by credit concerns or rising interest rates compared to leveraged portfolios containing a significant amount of non-agency-guaranteed securities or agency-guaranteed securities backed by longer-duration fixed-rate loans. Fair value is impacted by market conditions, including changes in interest rates and the availability of financing at reasonable rates and leverage levels.

Management Remarks

Commenting on current operating and market conditions, Phillip A. Reinsch, President and Chief Executive Officer, said, “Our fourth quarter results reflect the stability inherent in our short duration strategy. We declared and paid a $0.15 common dividend for the quarter, which we have now held steady for five quarters. We are the only publicly-traded mortgage REIT to have maintained its dividend payouts and generated core earnings in excess of these dividends over this timeframe.

“Book value was relatively stable for the fourth quarter despite continued high portfolio runoff and a significant increase in longer-term interest rates, with the ten-year U.S. Treasury rate increasing 23 basis points during the quarter to end the year at 0.92%. This was due in large part to strong demand for agency-guaranteed ARM securities relative to supply, fairly stable yields on the shorter part of the yield curve and increases in value of interest rate swaps held for hedging purposes.

“Thus far in 2021, pricing levels for agency-guaranteed ARM securities have been fairly stable relative to a further rise in longer-term interest rates. As of January 22nd, our last internal measurement date, book value per share was lower by approximately $0.01.

“As the financial markets recalibrate for the potential of increased fiscal support from Washington and a strong post-pandemic economy recovery, expectations for further steepening of the yield curve via higher longer term interest rates are growing. Our short duration portfolio should continue to perform well in this environment. Rates on 36% of the mortgages underlying our portfolio are scheduled to reset to more current rates in approximately six months on average, while the rest of the portfolio does so in less than five years on average. This tends to insulate portfolio values and our book value from interest rate-induced bond pricing declines. Additionally, as mortgage coupons reset lower and portfolio runoff is replaced at lower current coupons, incentives for homeowners to refinance are reduced, moderating mortgage prepayment levels over time. Finally, should mortgage interest rates increase as the yield curve steepens, refinancing incentives will be further reduced.

“With strong demand in the market for agency-guaranteed ARM securities and the transition from LIBOR to SOFR-based ARMs limiting production, projected returns on new acquisitions have declined. As a result, we chose not to replace all of our portfolio runoff in the fourth quarter and may not do so in the first quarter of 2021, putting us in position to take advantage of more compelling opportunities should they arise as the year unfolds.”

Non-GAAP Financial Measures

Management believes the presentation of core earnings and core earnings per common share, both non-GAAP financial measures, when analyzed in conjunction with the Company’s GAAP operating results, allows investors to more effectively evaluate the Company’s performance and provides investors management’s view of the Company’s economic performance.

Management also believes that presenting financing spreads on residential mortgage investments, a non-GAAP financial measure, provides important information for evaluating the performance of the Company’s portfolio, as opposed to total financing spreads, because this non-GAAP measure speaks specifically to the performance of the Company’s investment portfolio. See the “Reconciliation of GAAP Measures to Non-GAAP Measures” section of this release.

Earnings Conference Call Details

An earnings conference call and live audio webcast will be hosted Thursday, January 28, 2021 at 9:00 a.m. ET.  The conference call may be accessed by dialing toll free (877) 505-6547 in the U.S., (855) 669-9657 for Canada, or (412) 902-6660 for international callers.  A live webcast of the conference call can be accessed via the investor relations section of the Company’s website at www.capstead.com and an archive of the webcast will be available up to the date of our next earnings press release.  An audio replay can be accessed one hour after the end of the conference call, also up to the date of our next earnings press release, by dialing toll free (877) 344-7529 in the U.S., (855) 669-9658 for Canada, or (412) 317-0088 for international callers and entering conference number 10151735.

About Capstead

Capstead is a self-managed real estate investment trust, or REIT, for federal income tax purposes.  The Company earns income from investing in a leveraged portfolio of residential adjustable-rate mortgage pass-through securities, referred to as ARM securities, issued and guaranteed by government-sponsored enterprises, either Fannie Mae or Freddie Mac, or by an agency of the federal government, Ginnie Mae.

Statement Concerning Forward-looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “will be,” “will likely continue,” “will likely result,” or words or phrases of similar meaning. Actual results could differ materially from those projected in these forward-looking statements due to a variety of factors, including without limitation, fluctuations in interest rates, the availability of suitable qualifying investments, changes in mortgage prepayments, the availability and terms of financing, changes in market conditions as a result of federal corporate and individual tax law changes, changes in legislation or regulation affecting the mortgage and banking industries or Fannie Mae, Freddie Mac or Ginnie Mae securities, the availability of new investment capital, the liquidity of secondary markets and funding markets, our ability to maintain our qualification as a REIT for U.S. federal tax purposes, our ability to maintain our exemption from registration under the Investment Company Act of 1940, as amended, and other changes in general economic conditions. These and other applicable uncertainties, factors and risks are described more fully in the Company’s filings with the U.S. Securities and Exchange Commission.

Forward-looking statements speak only as of the date the statement is made and the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  Accordingly, readers of this document are cautioned not to place undue reliance on any forward-looking statements included herein.

CAPSTEAD MORTGAGE CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except ratios, pledged and per share amounts)

	December 31, 2020	December 31, 2019
	(unaudited)
Assets
Residential mortgage investments ($7.71 and $10.83 billion pledged at December 31, 2020 and 2019, respectively)	$7,937,552	$11,220,630
Cash collateral receivable from derivative counterparties	74,411	65,477
Derivatives at fair value	–	1,471
Cash and cash equivalents	257,180	105,397
Receivables and other assets	136,107	127,026
	$8,405,250	$11,520,001
Liabilities
Secured borrowings	$7,319,083	$10,274,498
Derivatives at fair value	41,484	29,156
Unsecured borrowings	98,493	98,392
Common stock dividend payable	15,281	14,605
Accounts payable and accrued expenses	20,746	29,617
	7,495,087	10,446,268
Stockholders’ equity
Preferred stock - $0.10 par value; 100,000 shares authorized: 7.50% Cumulative Redeemable Preferred Stock, Series E, 10,329 shares issued and outstanding ($258,226 aggregate liquidation preference) at December 31, 2020 and 2019	250,946	250,946
Common stock - $0.01 par value; 250,000 shares authorized: 96,481 and 94,606 shares issued and outstanding at December 31, 2020 and 2019, respectively	965	946
Paid-in capital	1,268,439	1,252,481
Accumulated deficit	(651,071)	(444,039)
Accumulated other comprehensive income	40,884	13,399
	910,163	1,073,733
	$8,405,250	$11,520,001

Long-term investment capital (consists of stockholders’ equity and unsecured borrowings) (unaudited)	$1,008,656	$1,172,125
Portfolio leverage (secured borrowings divided by long-term investment capital) (unaudited)	7.26:1	8.77:1
Book value per common share (based on shares of common stock outstanding and calculated assuming liquidation preferences for preferred stock) (unaudited)	$6.76	$8.62

CAPSTEAD MORTGAGE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Quarter Ended December 31		Year Ended December 31
	2020	2019	2020	2019
Interest income:
Residential mortgage investments	$31,372	$73,595	$186,261	$320,109
Other	17	671	474	2,789
	31,389	74,266	186,735	322,898
Interest expense:
Secured borrowings	(4,787)	(51,671)	(67,891)	(246,140)
Unsecured borrowings	(1,910)	(1,910)	(7,620)	(7,611)
	(6,697)	(53,581)	(75,511)	(253,751)
	24,692	20,685	111,224	69,147
Other (expense) income:
Gain (loss) on derivative instruments (net)	1,630	15,142	(159,547)	(90,578)
Loss on sale of investments (net)	–	–	(67,820)	(1,365)
Compensation-related expense	(1,759)	(2,050)	(8,278)	(8,197)
Other general and administrative expense	(1,269)	(1,105)	(5,011)	(4,494)
Miscellaneous other (expense) revenue	–	–	(141)	149
	(1,398)	11,987	(240,797)	(104,485)
Net income (loss)	23,294	32,672	(129,573)	(35,338)
Less preferred stock dividends	(4,842)	(4,842)	(19,368)	(19,368)
Net income (loss) available to common stockholders	$18,452	$27,830	$(148,941)	$(54,706)

Net income (loss) per common share:
Basic	$0.19	$0.30	$(1.56)	$(0.62)
Diluted	0.19	0.29	(1.56)	(0.62)

Weighted average shares of common stock outstanding:
Basic	95,713	93,991	95,492	88,722
Diluted	96,088	94,293	95,492	88,722

Cash dividends declared per share:
Common	$0.15	$0.15	$0.60	$0.47
Series E preferred	0.47	0.47	1.88	1.88

CAPSTEAD MORTGAGE CORPORATION

QUARTERLY STATEMENTS OF OPERATIONS AND SELECT OPERATING STATISTICS

(in thousands, except per share amounts, percentages annualized, unaudited)

	2020				2019
	Q4	Q3	Q2	Q1	Q4
Quarterly Statements of Operations:
Interest income:
Residential mortgage investments	$31,372	$37,571	$48,111	$69,207	$73,595
Other	17	26	28	403	671
	31,389	37,597	48,139	69,610	74,266
Interest expense:
Secured borrowings	(4,787)	(4,809)	(13,039)	(45,256)	(51,671)
Unsecured borrowings	(1,910)	(1,910)	(1,900)	(1,900)	(1,910)
	(6,697)	(6,719)	(14,939)	(47,156)	(53,581)
	24,692	30,878	33,200	22,454	20,685
Other (expense) income:
Gain (loss) on derivative instruments (net)	1,630	1,510	(6,948)	(155,739)	15,142
Loss on sale of investments (net)	–	–	–	(67,820)	–
Compensation-related expense	(1,759)	(1,985)	(2,330)	(2,204)	(2,050)
Other general and administrative expense	(1,269)	(1,321)	(1,219)	(1,202)	(1,105)
Miscellaneous other revenue (expense)	–	–	1	(142)	–
	(1,398)	(1,796)	(10,496)	(227,107)	11,987
Net income (loss)	$23,294	$29,082	$22,704	$(204,653)	$32,672
Net income (loss) per diluted common share	$0.19	$0.25	$0.19	$(2.21)	$0.29
Average diluted shares of common stock outstanding	96,088	96,024	95,887	94,897	94,293

Core earnings	$19,667	$19,868	$21,917	$19,811	$19,109
Core earnings per diluted common share	0.15	0.16	0.18	0.16	0.15

Select Operating and Performance Statistics:
Common dividends declared per share	0.15	0.15	0.15	0.15	0.15
Book value per common share	6.76	6.80	6.79	6.07	8.62
Average portfolio outstanding (cost basis)	8,073,304	8,119,230	8,255,393	11,122,713	11,030,623
Average secured borrowings	7,407,784	7,447,333	7,646,755	10,336,879	10,194,263
Average long-term investment capital (“LTIC”)	1,015,854	1,018,407	987,792	1,124,307	1,172,897
Constant prepayment rate (“CPR”)	38.67%	39.97%	32.89%	26.71%	29.39%
Total financing spreads	1.19	1.47	1.52	0.66	0.57
Yields on residential mortgage investments	1.55	1.85	2.33	2.49	2.67
Secured borrowing rates (a)	0.37	0.67	1.09	1.72	1.97
Financing spreads on residential mortgage investments	1.19	1.18	1.25	0.77	0.70
Operating costs as a percentage of LTIC	1.19	1.29	1.45	1.22	1.07
Quarterly economic return (change in book value plus dividends)	1.62	2.36	14.33	(27.84)	1.98
Return on common equity capital (b)	8.85	8.94	10.76	7.77	6.89
(a)

Secured borrowing rates exclude the effects of amortization of the net unrealized gains (losses) included in Accumulated other comprehensive income (“AOCI”) on de-designated derivative instruments and include net interest cash flows on non-designated derivative instruments to better compare the components of financing spreads on residential mortgage investments. See “Reconciliation of GAAP Measures to Non-GAAP Measures” for details on the impact of non-designated derivative instruments.

(b)	Calculated using core earnings less preferred dividends on an annualized basis over average common equity for the period.

CAPSTEAD MORTGAGE CORPORATION

RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES

(in thousands, percentages annualized, unaudited)

The Company defines core earnings as GAAP net income (loss) excluding (a) unrealized (gain) loss on derivative instruments, (b) realized loss (gain) on termination of derivative instruments, (c) amortization of unrealized (gain) loss of derivative instruments held at the time of de-designation, and (d) realized loss (gain) on securities.   The following reconciles GAAP net income (loss) and net income (loss) per diluted common share to core earnings and core earnings per common share:

	2020								2019
	Q4		Q3		Q2		Q1		Q4
	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share
Net income (loss)	$23,294	$0.19	$29,082	$0.25	$22,704	$0.19	$(204,653)	$(2.21)	$32,672	$0.29
Unrealized (gain) loss on non-designated derivative instruments	(25,989)	(0.27)	(35,419)	(0.37)	(2,229)	(0.02)	56,182	0.59	(51,017)	(0.54)
Realized loss on termination of non-designated derivative instruments	21,870	0.23	26,187	0.28	1,320	0.01	100,565	1.06	39,312	0.42
Amortization of unrealized gain, net of unrealized losses on de-designated derivative instruments	492	0.00	18	0.00	122	0.00	(103)	(0.00)	(1,858)	(0.02)
Realized loss on sale of investments	–	–	–	–	–	–	67,820	0.72	–	–
Core earnings	$19,667	$0.15	$19,868	$0.16	$21,917	$0.18	$19,811	$0.16	$19,109	$0.15

The following reconciles total financing spreads to financing spreads on residential mortgage investments:

	2020				2019
	Q4	Q3	Q2	Q1	Q4
Total financing spreads	1.19%	1.47%	1.52%	0.66%	0.57%
Impact of yields on other interest-earning assets*	0.02	0.03	0.04	0.02	0.01
Impact of borrowing rates on other interest-paying liabilities*	0.10	0.10	0.09	0.05	0.05
Impact of amortization of unrealized gain, net of unrealized losses on de-designated derivative instruments	0.01	0.00	0.01	-	(0.07)
Impact of net cash flows received on non-designated derivative instruments	(0.13)	(0.42)	(0.41)	0.04	0.14
Financing spreads on residential mortgage investments	1.19	1.18	1.25	0.77	0.70
*

Other interest-earning assets consist primarily of overnight investments and cash collateral receivable from secured borrowing and derivative counterparties. Other interest-paying liabilities consist of unsecured borrowings and, at times, may consist of cash collateral payable to derivative counterparties.

CAPSTEAD MORTGAGE CORPORATION

FAIR VALUE AND SWAP MATURITY DISCLOSURES

(in thousands, unaudited)

	December 31, 2020					December 31, 2019
	Unpaid Principal Balance	Investment Premiums	Basis or Notional Amount	Fair Value	Unrealized Gains (Losses)	Unrealized Gains (Losses)
Residential mortgage investments classified as available-for-sale: (a)
Fannie Mae/Freddie Mac securities:
Current-reset ARMs	$2,590,956	$97,214	$2,688,170	$2,702,720	$14,550	$33,573
Longer-to-reset ARMs	4,391,694	155,707	4,547,401	4,607,369	59,968	7,267
Ginnie Mae securities:
Current-reset ARMs	165,022	4,610	169,632	171,173	1,541	2,699
Longer-to-reset ARMs	434,704	13,094	447,798	456,290	8,492	1,728
	$7,582,376	$270,625	$7,853,001	$7,937,552	$84,551	$45,267
Derivative instruments: (b)
Interest rate swap agreements:
Secured borrowings-related			$2,974,500	$1,813	$(2,182)	$(2,712)
Unsecured borrowings-related			100,000	(41,484)	(41,484)	(29,156)
(a)

Capstead segregates its residential ARM securities based on the average length of time until the loans underlying each security reset to more current rates (less than 18 months for “current-reset” ARM securities, and 18 months or greater for “longer-to-reset” ARM securities).

(b)	The following reflects Capstead’s secured borrowings-related swap positions, sorted by quarter of swap contract expiration. Average fixed rates reflect related fixed-rate payment requirements.

Period of Contract Expiration	Swap Notional Amounts	Average Fixed Rates
Second quarter 2022	400,000	0.02%
Third quarter 2022	1,200,000	0.01
Fourth quarter 2022	900,000	0.07
Third quarter 2023	100,000	0.03
Fourth quarter 2023	374,500	0.09
	$2,974,500

After consideration of secured borrowings-related derivative instruments, Capstead’s residential mortgage investments and secured borrowings had durations as of December 31, 2020 of approximately 14 months and 10½ months, respectively, for a net duration gap of approximately 3½ months. Duration is a measure of market price sensitivity to changes in interest rates.  A shorter duration generally indicates less interest rate risk.

CAPSTEAD MORTGAGE CORPORATION

RESIDENTIAL ARM SECURITIES PORTFOLIO STATISTICS

(as of December 31, 2020)

(in thousands, unaudited)

ARM Type	Amortized Cost Basis (a)	Net WAC (b)	Fully Indexed WAC (b)	Average Net Margins (b)	Average Periodic Caps (b)	Average Lifetime Caps (b)	Months To Roll (c)
Current-reset ARMs:
Fannie Mae Agency Securities	$2,034,759	2.48%	1.98%	1.65%	2.84%	6.92%	5.9
Freddie Mac Agency Securities	653,411	2.72	2.07	1.77	2.22	6.08	7.6
Ginnie Mae Agency Securities	169,632	2.70	1.62	1.51	1.09	5.80	6.3
(36% of total)	2,857,802	2.55	1.98	1.67	2.59	6.66	6.3
Longer-to-reset ARMs:
Fannie Mae Agency Securities	2,462,143	2.86	1.95	1.60	4.24	5.03	54.8
Freddie Mac Agency Securities	2,085,258	2.62	1.99	1.65	4.19	5.03	61.7
Ginnie Mae Agency Securities	447,798	3.65	1.60	1.50	1.00	5.00	38.6
(64% of total)	4,995,199	2.83	1.93	1.61	3.93	5.03	56.2
	$7,853,001	2.73	1.95	1.63	3.44	5.62	38.1
Gross WAC (rate paid by borrowers)(d)		3.36

(a)

Amortized cost basis represents the Company’s investment (unpaid principal balance plus unamortized investment premiums) before unrealized gains and losses.  At December 31, 2020, the ratio of amortized cost basis to unpaid principal balance for the Company’s ARM holdings was 103.57.

(b)

Net WAC, or weighted average coupon, is the weighted average interest rate of the mortgage loans underlying the indicated investments, net of servicing and other fees as of the indicated date. Net WAC is expressed as a percentage calculated on an annualized basis on the unpaid principal balances of the mortgage loans underlying these investments.  As such, it is similar to the cash yield on the portfolio which is calculated using amortized cost basis.  Fully indexed WAC represents the weighted average coupon upon one or more resets using interest rate indices and net margins as of the indicated date.  Average net margins represent the weighted average levels over the underlying indices that the portfolio can adjust to upon reset, usually subject to initial, periodic and/or lifetime caps on the amount of such adjustments during any single interest rate adjustment period and over the contractual term of the underlying loans.  ARM securities with initial fixed-rate periods of five years or longer typically have either 200 or 500 basis point initial caps with 200 basis point periodic caps.  Additionally, certain ARM securities held by the Company are subject only to lifetime caps or are not subject to a cap.  For presentation purposes, average periodic caps in the table above reflect initial caps until after an ARM security has reached its initial reset date and lifetime caps, less the current net WAC, for ARM securities subject only to lifetime caps.  At year-end, 74% of current-reset ARMs were subject to periodic caps averaging 1.90%; 18% were subject to initial caps averaging 3.04%; and 8% were subject to lifetime caps averaging 7.67%.

(c)

Months-to-roll is a measure of the average length of time until the loans underlying each security reset to more current rates.  After consideration of any applicable initial fixed-rate periods, at December 31, 2020 approximately 90%, 5% and 3% of the Company’s ARM securities were backed by mortgage loans that reset annually, semi-annually and monthly, respectively, while approximately 2% reset every five years.  Approximately 82% of the Company’s current-reset ARM securities have reached an initial coupon reset date.  Approximately 22%of the Company’s current-reset ARM securities are scheduled to reset in rate within three months, 33% are scheduled to reset in rate between four and six months, and 40% are scheduled to reset in rate between seven and 12 months.

(d)

Gross WAC is the weighted average interest rate of the mortgage loans underlying the indicated investments, including servicing and other fees paid by borrowers, as of the indicated balance sheet date.